EXHIBIT 3.1
            Amendment to the Amended and Restated Bylaws of the Company, to permit the Company’s shares of stock to be uncertificated.
            As a result of a recent change in the rules of the American Stock Exchange, on which the Company’s common stock is listed, it is necessary it is necessary to amend the Company’s Bylaws to permit the Company’s shares of stock to be uncertificated. The Amendment to the Company’s Amended and Restated Bylaws, approved by the Company’s Board of Directors, is provided below:
Amendment of Bylaws
            Section 6.1(A) of the Company’s Amended and Restated Bylaws is hereby amended to read in its entirety as follows:
(A)          Every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in the form the Board shall prescribe, certifying the number and class or series of shares of the stock of the Corporation owned by the owner, provided that the Board may provide by resolution that some or all of any or all classes or series of the stock of the Corporation may be uncertificated. Certificates representing shares of stock shall be numbered in the order in which they are issued and shall be signed in the name of the Corporation by the Chairman of the Board, the President or any Vice President, and by the Secretary, any Assistant Secretary or the Treasurer. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any certificate, shall have ceased to be an officer, transfer agent or registrar before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed the certificate, or whose facsimile signature is placed thereupon, were the officer, transfer agent or registrar at the date of issue. A record shall be kept of the names of the persons, firms or corporations owning the stock of the Corporation, the number and class or series of shares, the dates of any certificates, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until the existing certificate shall have been so canceled, except in cases provided for in Section 6.4 .